DEVELOPMENT OF HUPERZINE A TRANSDERMAL
DELIVERY SYSTEM

Term Sheet

March 8, 2006

Product Development Term Sheet ("Agreement")

This Amended Term Sheet shall replace the Term Sheet dated August 18, 2005 and shall set forth the terms of the agreement between Xel Herbaceuticals, Inc. (Xel) and Neuro Hitech Pharmaceuticals, Inc. (NHPI), (collectively the "Parties") for the development of a Huperzine A Transdermal Delivery System (hereinafter the "Product").

1.0           Definitions. As used herein, the following terms shall have the following meanings:

1.1           "Product" shall mean transdermal matrix and liquid reservoir patches containing a therapeutically effective amount of Huperzine A as an active agent, and optionally a permeation enhancer. It is anticipated that such Product would eventually be submitted for the United States FDA and other Foreign Governmental Drug Agency approval for a variety of memory and cognitive related indications.

1.2           "Intellectual Property" shall mean any government prescribed mechanism for protecting the Product, including but not limited to issued patents, pending patent applications including continuation, continuation-in-part, and divisional applications, reissue and reexamined applications, as well as related know-how, including confidential and trade secret information.

1.3           "Confidential Information" shall mean all information, knowledge, know-how, or data, regardless of form, whether written, oral, photographic, electronic, magnetic, computer, or otherwise, that is treated or designated by either of the Parties as confidential or proprietary. Confidential Information, if supplied in written form, shall be marked "confidential" (or words of similar import) and, if disclosed other than in writing, shall be confirmed to the receiving party in writing as "confidential" within 30 days after its disclosure. The Parties agree to utilize all Confidential Information solely for the purposes of carrying out the terms of the present Agreement.

1.4           "Initial Territory" shall mean the geographic territory of the United States of America and Canada.

1.5           "Supplemental Territory" shall mean all the countries of the world with the exception of China, Taiwan, Hong Kong, Macau and Singapore.

1.6           "Product Development Program" shall mean a multi-stage research and development program to develop a Product. Stage I of the Product Development Program is generally outlined in Exhibit I.

2.0           The Option. It is agreed that Xel shall initiate and conduct Stage I of a Product Development Program, and that in exchange for the funding thereof, NHPI shall receive the option of licensing Intellectual Property Rights for the Product in the Initial and Supplemental Territories, said option to be exercised by NHPI upon written notice to Xel within 120 days of the completion of Stage I of the Product Development Program in the event that at least one patent is issued in the United States. In the event that no patent is issued by the completion of Stage I of the Product Development Program, NHPI has up to 360 days to exercise its option upon written notice to Xel.

The information contain in this communication is confidential and is intended for the use of individual or entity named herein.

3.0           The License Agreement. It is agreed that in the event that NHPI exercises its option to enter a license for the Intellectual Property Rights to the Product owned by Xel, the parties shall negotiate a license agreement therefore in good faith; such agreement shall include the following terms:

3.1           Exclusivity: The license agreement shall grant NHPI the exclusive right to manufacture, market, use, and sell the Product in the Initial Territory and the Supplemental Territory.

3.2           Right to Sublicense: The license agreement shall grant the right of NHPI to sublicense the Intellectual Property Rights of the Product to third parties upon mutual agreement with Xel in the selection of third parties and Xel's agreement not to be unreasonably withheld. A percentage of royalties collected by NHPI shall be paid to Xel in accordance with the terms set forth below.

3.3           Milestone Payments. The license agreement shall contain the following milestone terms

3.31  In the event that NHPI decides to exercise its option to license the rights to manufacture, market, sell, and use the Product in the Initial Territory and to develop the Product on its own without a third party and Xel obtains a United States Patent whose claims cover the Product:

A. $400,000 within ten (1.0) days of exercising its option to license the rights to manufacture, market, sell, and use the Product in the Initial Territory;
B. $100,000 upon completion of the GMP Prototype Development Stage;
C. $100,000 upon completion of the submission of US IND;
D. $200,000 upon completion of Phase II clinical study;
E. $400,000 upon completion of Phase III clinical study;
F. $600,000 upon completion of the submission of US NDA;
G. $1,000,000 upon approval of US NDA.

3.32 In the event that NHPI decides to exercise its option to license the rights to manufacture, market, sell, and use the Product in the Initial Territory and to develop the Product on its own without a third party and Xel doesn't obtain a United States Patent whose claims cover Product, the amounts listed in subsection 3.31 shall be reduced by fifty percent [50%] until such time as Xel does obtain a United States Patent whose claims cover the Product, at which time the unpaid fifty percent [50%] of all milestone payments previously made shall be due.

3.33 In the event that NHPI decides to exercise its option to license the rights to manufacture, market, sell, and use the Product in the Initial Territory and to develop the Product in conjunction with a third party, NHPI shall pay to Xel fifty percent [50%] of any initial signing fees and milestone fees (any fees for R&D purposes shall be excluded) paid by such third party in the event of a US Patent is obtained, and if there is no US Patent NHPI shall pay to Xel twenty five percent (25%) of such fees.

The information contain in this communication is confidential and is intended for the use of individual or entity named herein.

3.34 In the event that NHPI decides to exercise its option to license the rights to manufacture, market, sell, and use the Product in the Supplemental Territory and to develop the Product on its own without a third party, NHPI shall pay to Xel $400,000 within 120 days of the completion of Stage I of the Product Development Program in the event that at least one international patent is issued (e.g. Japan or the European Community.) In addition milestone payments shall be due in the Supplemental Territory (e.g. Japan or European Community) in accordance with 3.31 B-G with appropriate modifications for each particular Regulatory Jurisdiction.

3.35 In the event that NHPI decides to exercise its option to license the rights to manufacture, market, sell, and use the Product in the Supplemental Territory and to develop the Product on its own without a third party, NHPI shall pay to Xel $400,000 within 360 days of the completion of Stage I of the Product Development Program in the event that no international patent covering the Product is issued to Xel. In addition milestone payments shall be due in the Supplemental Territory (e.g. Japan or European Community) in accordance with 3.31 B-G and 3.32 above with appropriate modifications for each particular Regulatory Jurisdiction.

3.36 In the event that NHPI decides to exercise its option to license the rights to manufacture, market, sell, and use the Product in the Supplemental Territory and to develop the Product in conjunction with a third party, NHPI shall pay to Xel fifty percent [50%] of any initial signing fees and milestone fees (any fees for R&D purposes shall be excluded) paid by such third party in the event of a International Patent is issued, and if there is no International Patent NHPI shall pay to Xel twenty five percent [25%].

3.37 Other countries licensing opportunities outside of Japan and the European Community shall be negotiated by the parties in good faith.

4.0           Royalties: The license agreement shall contain a schedule of royalty payments to be made by NHPI to Xel as follows:

4.1           Product sold by NHPI in a country of the Initial Territory in which the Product is covered that by at least one Patent issued in that country of the Initial Territory:

Net Sales of < $20,000,000/year – 7%
Net Sales of $20,000,001 - $40,000,000/year – 8%
Net Sales of $40,000,001 - $75,000,000/year – 9%
Net Sales of > $75,000,000/year – 10%

Upon expiration of the last to expire Patent, the foregoing royalty shall be reduced to 2% of Net Sales.

The information contain in this communication is confidential and is intended for the use of individual or entity named herein.

In the event that a generic Product is launched in the Initial Territory before the Patent expiration, the foregoing royalty shall be reduced to 2% of Net Sales.

In the event that NHPI shall exercise its option to license Product in the Supplemental Territory, the parties shall negotiate in good faith, royalties to be paid in each country of the Supplemental Territory.

4.2           Product sold by NHPI in a country of the Initial Territory in which the Product is not covered that by at least one Patent issued in that country of the Initial Territory:

Net Sales of < $20,000,000/year – 3%
Net Sales of $20,000,001 - $40,000,000/year – 3.5%
Net Sales of $40,000,001 - $75,000,000/year – 4%
Net Sales of > $75,000,000/year – 5%

Such royalties shall be payable for a period of 10 years from the date of NHPI's first receipt of Net Sales.

In the event that NHPI shall exercise its option to license Product in the Supplemental Territory, the parties shall negotiate in good faith, royalties to be paid in each country of the Supplemental Territory.

4.3           Product sold by third party sublicensees of NHPI:

NHPI shall pay Xel 20% of any royalty received by NHPI from NHPI's sublicensees, however, in the event that the Product is not protected by at least one Patent issued in the country of the Initial or Supplemental Territories, NHPI shall pay 10% of any royalty received by NHPI from NHPI's sub licensees.

5.0.           Ownership of Rights.

5.1           All Intellectual Property and Confidential Information concerning or related to the Product developed by either party prior to the effective date of this term sheet, as well as all Intellectual Property and Confidential Information not concerning, or unrelated to the Product, shall remain the exclusive property of the party who owns or controls that Intellectual Property and Confidential Information as of the date of entering into this agreement.

5.2           All Intellectual Property and Confidential Information produced during Stage I of the Product Development Program shall be jointly owned by Xel and NHPI.

5.3           In the event that NHPI elects not to exercise its Option to enter a license agreement upon the completion of Stage I and Xel elects to further develop the Product without NHPI, Xel shall pay to NHPI thirty percent [30%] of net profits realized from such further development up to an amount equivalent to double the total amount received from NHPI in Stage I, excluding the signing fee of $250,000, in exchange for full ownership of the jointly owned Intellectual Property and Confidential Information developed in Stage I.

The information contain in this communication is confidential and is intended for the use of individual or entity named herein.

5.4           In the event that NHPI exercises its option to enter into a license agreement, in the Initial Territory but not the Supplemental Territory, Xel or its duly authorized licensees, shall have the right to present any data generated during Stage I of the Product Development Program in support of a regulatory filing in any country outside the Initial Territory upon payment of a reasonable amount to NHPI. Such amount shall be negotiated in good faith between the parties on an as needed basis.

6.0           Full Disclosure: Xel agrees that during the life of this Agreement, that it shall upon reasonable notice, make available for NHPI's inspection, its facilities as well as all documents and information, including Confidential Information, related to the Intellectual Property of the Product including without limitation, copies of all pending patent applications and issued patents in the Supplemental Territory, and patents or patent applications licensed from third parties in the Supplemental Territory (if applicable).

7.0           Product Development Program – Stage I. Upon execution of this Agreement, Xel will promptly commence the Product Development Program - Stage I that will conclude with a prototype Product that is suitable for clinical studies. The development cost and timelines for this program are specified in the Agreement (Exhibit I) with the following financial terms:

7.1           Signing fee of $250,000 by NHPI to Xel upon execution of this agreement;

7.2           Monthly fees of $92,500 will be paid to Xel for each month from the commencement the Product Development Program – Stage I. Estimated duration of the development program is sixteen [ 16] months (Exhibit 1).

7.3           Reports & Audit. To allow for flexibility in Xel's workflow and accounting practices, Xel shall provide reconciliation reports of its monthly expenses including a calculated profit of twenty percent [20%] to NHPI at the end of quarterly period. At the end of each quarterly reporting period and based on that quarterly reconciliation report, NHPI will make a once per quarter adjustment of the monthly fee paid to Xel to either increase or decrease the first immediately following monthly payment as needed. NHPI shall have rights to audit such expenses once each three months with 15 days written notice and reasonable accommodation to Xel.

7.4           Overruns. The parties recognize that the cost of completing the program may exceed the budgeted amount. To fairly apportion the amount of any overruns, NHPI shall be responsible for and shall reimburse Xel for all of reasonable overruns (both internal and external expenses) for performing the Product Development Program – Stage I up to an amount of two hundred fifty thousand dollars [$250,000] and Xel shall be responsible for funding all overruns over two hundred fifty thousand dollars [$250,000].

8.0           Dr. Dinesh C Patel shall serve as a scientific advisor to NHPI in relation to this Project, the term of which regarding compensation and other expense will be negotiated at a later date.

The information contain in this communication is confidential and is intended for the use of individual or entity named herein.

9.0           Xel Represents and Warrants that it has legal right and title to all Intellectual Property relating to the Product, that it is currently unaware of any third party patent or intellectual property right which the manufacture, use or sale of the Product would infringe, that it has the right to enter into this agreement and that such action does not create any conflict with any other agreement to which it is a party.

10.0         This Agreement shall be governed by New York law.

/s/ Wade W. Xiong	/s/ Reuben Seltzer
Wade W. Xiong	Reuben Seltzer
CEO	President
Xel Herbaceuticals, Inc.	Neuro Hitech Pharmaceuticals, Inc.

Date: 03/08/2006	Date: 03/15/2006

The information contain in this communication is confidential and is intended for the use of individual or entity named herein.